Exhibit 99.1

                 Zumiez Inc. Reports October 2006 Sales Results

                   Net Sales Increased 50.9% to $19.9 Million

               October 2006 Comparable Store Sales Increased 15.9%


     EVERETT, Wash.--(BUSINESS WIRE)--Nov. 1, 2006--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended October 28, 2006 increased 50.9% to $19.9 million, compared to $13.2 million for the four-week period ended October 29, 2005. The company's comparable store sales increased 15.9% for the four-week period, versus a comparable store sales increase of 10.0% in the year ago period.

     To hear the Zumiez prerecorded October sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #6130350.

     About Zumiez Inc.

     Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 233 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.


    CONTACT: Zumiez Inc.
             Brenda Morris
             Chief Financial Officer
             425-551-1564
             or
             Investor:
             Integrated Corporate Relations
             Chad Jacobs/David Griffith
             203-682-8200